Exhibit 10.9

EMPLOYEE OPTION AGREEMENT

under the

Hexcel Corporation 2003 Incentive Stock Plan

EMPLOYEE OPTION AGREEMENT, dated as of the Grant Date, by and between the Optionee and Hexcel Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Hexcel Corporation 2003 Incentive Stock Plan (the “Plan”); and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it is desirable and in the best interest of the Company to grant to the Optionee a stock option as an incentive for the Optionee to advance the interests of the Company;

NOW, THEREFORE, the parties agree as follows:

1.                  Notice of Grant; Incorporation of Plan.  A Notice of Grant is attached hereto as Annex A and incorporated by reference herein.  Unless otherwise provided herein, capitalized terms used herein and set forth in such Notice of Grant shall have the meanings ascribed to them in the Notice of Grant and capitalized terms used herein and set forth in the Plan shall have the meanings ascribed to them in the Plan.  The Plan is incorporated by reference and made a part of this Employee Option Agreement, and this Employee Option Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time, provided that any such amendment of the Plan must be made in accordance with Section IX of the Plan.  The Option granted herein constitutes an Award within the meaning of the Plan.

2.                  Grant of Option.  Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the Option Shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), which Option is not intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.                  Purchase Price.  The purchase price per share of the Option Shares shall be the Purchase Price, which is not less than 100% of the Fair Market Value per share of the Option Shares as of the Grant Date.

4.                  Term of Option.

(a)           Expiration Date; Term.  Subject to Section 4(c) below, the Option shall expire on, and shall no longer be exercisable following, the tenth anniversary of the Grant Date. The ten-year period from the Grant Date to its tenth anniversary shall constitute the “Term” of the Option.

(b)           Vesting Period; Exercisability.  Subject to Section 4(c) below, the Option shall vest and become exercisable at the rate of 33-1/3% of the Option Shares on each of the first three anniversaries of the Grant Date.

(c)           Termination of Employment; Change in Control.

(i)            For purposes of the grant hereunder, any transfer of employment by the Optionee among the Company and its Subsidiaries shall not be considered a termination of employment. If the Optionee’s employment with the Company is terminated for Cause (as defined in the last Section hereof), the Option, whether or not then vested, shall be automatically terminated as of the date of such termination of employment. If the Optionee’s employment with the Company shall terminate other than by reason of Retirement (as defined in the last Section hereof), Disability (as defined in the last Section hereof), death or Cause, the Option (to the extent then vested) may be exercised at any time within ninety (90) days after such termination (but not beyond the Term of the Option).  The Option, to the extent not then vested, shall immediately expire upon such termination.

If the Optionee dies or becomes Disabled (A) while employed by the Company or (B) within 90 days after the termination of his or her employment other than for Cause or Retirement, the Option shall (I) become fully and immediately vested and exercisable and (II) remain exercisable for one year from the date of death or Disability (but not beyond the Term of the Option).

If the Optionee’s employment terminates by reason of Retirement, (A) the Option shall, if not fully vested at the time of such termination, continue to vest in accordance with Section 4(b) above, and (B) the Option shall expire upon the earlier to occur of the three year anniversary date of such Retirement and the expiration of the Term. If the Optionee dies during the three year period immediately following the Retirement of the Optionee, the Options shall (I) become fully and immediately vested and exercisable and (II) remain exercisable for the remainder of the three-year period from the date of Retirement (but not beyond the Term of the Option).

(ii)           In the event of a Change in Control (as defined in the last Section hereof), the Option shall immediately become fully vested and exercisable and the post-termination periods of exercisability set forth in Section 4(c)(i) hereof shall apply, except that the post-termination period of exercisability shall be extended and the Option shall remain exercisable for a period of two years from the date of such termination of employment, if, within two years after a Change in Control, (A) the Optionee’s employment is terminated by the Company other than by reason of Retirement, Cause, Disability or death or (B) the Optionee terminates the Optionee’s employment for Good Reason (as defined in the last Section hereof).

(d)           Forfeiture of Option on Certain Conditions.

(i)                 Notwithstanding anything to the contrary contained in this Employee Option Agreement, should the Optionee while an employee or after termination of employment fail to comply with the “Protective Condition” (as defined in Section 4(d)(ii)), then the Option, to the extent not already exercised, shall immediately expire upon the Optionee’s failure to meet such condition.

(ii)                “Protective Condition” shall mean that the Optionee (A) complies with all terms and provisions of any obligation of confidentiality to the Company contained in a written agreement signed by the Optionee, and (B) does not engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with the business conducted by the Company on the date of the Optionee’s termination of employment with the Company anywhere in the world (except that the Optionee may be employed by a competitor of the Company so long as the Optionee’s duties and responsibilities do not relate directly or indirectly to the business segment of the new employer which is competitive with the business conducted by the Company).

5.             Adjustment Upon Changes in Capitalization.

(a)           The aggregate number of Option Shares and the Purchase Price shall be proportionately adjusted by the Committee for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure.  The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent reasonably necessary or desirable to preserve the intended benefits under this Employee Option Agreement in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction involving the Company.

(b)           Any adjustment under this Section 5 in the number of Option Shares and the Purchase Price shall be subject to Section 11 below and shall apply to only the unexercised portion of the Option. If fractions of a share would result from any such adjustment, the adjustment shall be rounded down to the nearest whole number of shares.

6.             Method of Exercising Option and Withholding.

(a)           The Option shall be exercised by the delivery by the Optionee to the Company at its principal office (or at such other address as may be established by the Committee) of written notice of the number of Option Shares with respect to which the Option is exercised, accompanied by payment in full of the aggregate Purchase Price for such Option Shares.  Payment for such Option Shares shall be made (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Company, or by money transfers or direct account debits to an account designated by the Company; (ii) through the delivery of shares of Common Stock with a Fair Market Value equal to the total payment due from the Optionee; (iii) pursuant to a “cashless exercise” program if such a program is established by the Company; or (iv) by any combination of the methods described in (i) through (iii) above.

(b)           The Company’s obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the payment by the Optionee of applicable federal, state, local and other withholding tax, if any.  The Company or a Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state, local or other taxes required to be withheld with respect to such payment.

7.                  Transfer.  Except as provided in this Section 7, the Option is not transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the Optionee’s lifetime only by the Optionee.  Any attempt to transfer the Option in contravention of this Section 7 is void ab initio.  The Option shall not be subject to execution, attachment or other process.  Notwithstanding the foregoing, the Optionee and, after the death of the Optionee the estate or any estate beneficiary of the Optionee, shall be permitted to transfer the Option to members of his or her immediate family (i.e., children, grandchildren or spouse), trusts for the benefit of such family members, and partnerships or other entities whose only partners or other equity owners are such family members; provided, however, that no consideration can be paid for the transfer of the Option and the transferee of the Option must agree to be subject to all conditions applicable to the Option prior to its transfer.

8.                  No Rights in Option Shares.  The Optionee shall have none of the rights of a stockholder with respect to the Option Shares unless and until shares of Common Stock are issued upon exercise of the Option.

9.                  No Right to Employment.  Nothing contained herein shall be deemed to confer upon the Optionee any right to remain as an employee of the Company.

10.                Section 409A

(a)           It is intended that this Employee Option Agreement comply in all respects with the requirements of Sections 409A(a)(2) through (4) of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Employee Option Agreement shall be interpreted for all purposes in accordance with this intent.

(b)           Notwithstanding any term or provision of this Employee Option Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Optionee, amend this Employee Option Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Optionee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Optionee as soon as reasonably practicable of any such amendment affecting the Optionee.

(c)           In the event that the amounts payable under this Employee Option Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Optionee shall be solely liable for the payment of any such taxes, penalties or interest.

11.           Modifications; Extensions.

(a)           Notwithstanding any term or provision of this Employee Option Agreement (including any term or provision of the Plan incorporated herein by reference), (i) no Modification shall be made in respect to the Option if such Modification would result in the Option constituting a deferral of compensation, and (ii) no Extension shall be made in respect to the Option if such Extension would result in the Option having an additional deferral feature from the Grant Date, in each case within the meaning of applicable Treasury Regulations under Code section 409A.

(b)           Subject to subsection (d) below, a “Modification” for purposes of subsection (a) means any change in the terms of the Option that may provide the Optionee with a direct or indirect reduction in the Purchase Price of the Option, regardless of whether the Optionee in fact benefits from the change in terms.

(c)           Subject to subsection (d) below, an “Extension” for purposes of subsection (a) means either (i) the provision to the Optionee of an additional period of time within which to exercise the Option beyond the time originally prescribed, or (ii) the conversion or exchange of the Option for a legally binding right to compensation in a future taxable year, or (iii) the addition of any feature for the deferral of compensation to the terms of the Option, or (iv) any renewal of the Option that has the effect of (i) through (iii) above.

(d)           Notwithstanding subsections (b) and (c) above, it shall not be a Modification or an Extension, respectively, to change the terms of an Option in any of the ways or for any of the purposes provided in applicable Treasury Regulations or other guidance under Section 409A of the Code as not resulting in a Modification or Extension for purposes of that section.  In particular, it shall not be an Extension to extend the exercise period of the Option to a date no later than the earlier of (i) the latest date upon which the Option could have expired by its original terms under any circumstances or (ii) the 10th anniversary of the Grant Date.

12.                Governing Law/Jurisdiction.  This Employee Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

13.                Resolution of Disputes.  Any disputes arising under or in connection with this Employee Option Agreement shall be resolved by binding arbitration before a single arbitrator, to be held in New York in accordance with the commercial rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law.  Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

14.                Notices.  Any notice required or permitted under this Employee Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee at the last address specified in Optionee’s employment records, or such other address as the Optionee may designate in writing to the Company, or to the Company, Attention:  Corporate Secretary, or such other address as the Company may designate in writing to the Optionee.

15.                Failure To Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Employee Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

16.                Counterparts.  This Employee Option Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

17.                Miscellaneous.  This Employee Option Agreement cannot be changed or terminated orally.  This Employee Option Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.  The section headings herein are intended for reference only and shall not affect the interpretation hereof.

18.                Definitions.  For purposes of this Employee Option Agreement:

(I)            “Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.  The term “Control” shall have the meaning specified in Rule 12b-2 under the Exchange Act;

(II)           “Beneficial Owner” (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act and, only to the extent such meaning is more restrictive than the meaning given in Rule 13d-3, the meaning determined in accordance with Section 318(a) of the Code;

(III)         “Cause” shall mean (A) the willful and continued failure by the Optionee to substantially perform the Optionee’s duties with the Company (other than any such failure resulting from the Optionee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Optionee by the Company, which demand specifically identifies the manner in which the Company believes that the Optionee has not substantially performed the Optionee’s duties, or (B) the willful engaging by the Optionee in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.  For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the Optionee’s part shall be deemed “willful” unless done, or omitted to be done, by the Optionee not in good faith and without the reasonable belief that the Optionee’s act, or failure to act, was in the best interest of the Company;

(IV)         “Change in Control” shall mean any of the following events:

(1)        any Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (i) any acquisition by the Company or any of its Controlled Affiliates, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Controlled Affiliates, (iii) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (4) below and (iv)

any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(2)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in subclauses (i) through (iv) of subsection (1) above; or

(3)  a change in the composition of the Board such that the individuals who, as of the effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than the first proviso of this definition; or

(4)  there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the  then outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the

Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

provided, however, that notwithstanding anything to the contrary in subsections (1) through (4) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement;

(V)           “Disability” (or becoming “Disabled”) shall mean that, as a result of the Optionee’s incapacity due to physical or mental illness or injury, he or she shall not have performed all or substantially all of his or her usual duties as an employee of the Company for a period of more than one-hundred-fifty (150) days in any period of one-hundred-eighty (180) consecutive days;

(VI)         “Good Reason” for termination by the Optionee of the Optionee’s employment shall mean the occurrence (without the Optionee’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraphs (1), (5) or (6) below, such act or failure to act is corrected prior to the date of termination of the Optionee’s employment:

(1)  a significant adverse alteration in the nature or status of the Optionee’s responsibilities, position or authority from those in effect immediately prior to the Change in Control;

(2)  a reduction by the Company in the Optionee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(3)  the relocation of the Optionee’s principal place of employment to a location more than fifty (50) miles from the Optionee’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Optionee to work anywhere other than at such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Optionee’s present business travel obligations;

(4)  the failure by the Company to pay to the Optionee any portion of the Optionee’s current compensation, or to pay to the Optionee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(5)  the failure by the Company to continue in effect any compensation plan in which the Optionee participates immediately prior to the Change in Control which is material to the Optionee’s total compensation, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Optionee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Optionee’s participation; or

(6)  the failure by the Company to continue to provide the Optionee with benefits substantially similar to those enjoyed by the Optionee under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Optionee was participating immediately prior to the Change in Control (except for across-the-board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Optionee of any material fringe benefit enjoyed by the Optionee at the time of the Change in Control, or the failure by the Company to provide the Optionee with the number of paid vacation days to which the Optionee is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control.

The Optionee’s right to terminate the Optionee’s employment for Good Reason shall not be affected by the Optionee’s incapacity due to physical or mental illness. The Optionee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of any determination regarding the existence of Good Reason, any claim by the Optionee that Good Reason exists shall be presumed to be correct unless the Company establishes to the Board by clear and convincing evidence that Good Reason does not exist;

(VII)        “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, and, only to the extent such meaning is more restrictive than the meaning given in Section 3(a)(9) of the Exchange Act (as modified as above), the meaning determined in accordance with Sections 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C) of the Treasury Regulations (or any successor provisions), as applicable; and

(VIII)       “Retirement” shall mean termination of the Optionee’s employment, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Company (or a Subsidiary thereof).

Annex A

NOTICE OF GRANT

EMPLOYEE STOCK OPTION

HEXCEL CORPORATION 2003 INCENTIVE STOCK PLAN

The following employee of Hexcel Corporation, a Delaware corporation or a Subsidiary, has been granted an option to purchase shares of the Common Stock of Hexcel, $.01 par value, in accordance with the terms of this Notice of Grant and the Employee Option Agreement to which this Notice of Grant is attached.

The following is a summary of the principal terms of the option which has been granted.  The terms below shall have the meanings ascribed to them below when used in the Employee Option Agreement.

Optionee
Address of Optionee
Foreign Sub Plan, if applicable
Grant Date
Purchase Price
Aggregate Number of Shares Granted (the “Option Shares”)

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Employee Option Agreement to which this Notice of Grant is attached and execute this Notice of Grant and Employee Option Agreement as of the Grant Date.

HEXCEL CORPORATION
Optionee
By:

Ira J. Krakower
Sr. Vice President